Exhibit 10.2

June 29, 2004

Alan E. Dow, Ph.D.

Via Hand Delivery

Re:	Separation Agreement

Dear Alan:

This letter sets forth the terms and conditions of our agreement (the “Separation Agreement”) regarding the termination of your employment with Vical Incorporated (the “Company”). This Separation Agreement shall be effective as specified in Section 12 below.

1. SEPARATION DATE. Effective July 30, 2004 your employment by the Company will terminate (the “Separation Date”).

2. VACATION LEAVE. You shall use all of your accrued vacation earned through June 30, 2004, during the month of July, 2004. You will not be eligible to accrue vacation during the period of July 1 – July 30, 2004. While you are on vacation during July, 2004, you will receive your base salary in effect as of June 30, 2004, in accordance with the Company’s standard payroll practices and policies.

3. SEVERANCE PAYMENT. Pursuant to the employment agreement between you and the Company of May 30, 2001 (the “Employment Agreement”), following the Effective Date of this Separation Agreement (as defined below in Section 12) and in consideration of your promises, releases, and covenants in this Separation Agreement, the Company shall continue to pay your base salary at the rate in effect as of the Separation Date for a period of six months following the Separation Date, subject to standard deductions and withholdings (the “Salary Continuation”). The provisions of Section 8(d) of the Employment Agreement notwithstanding, the Salary Continuation shall not be reduced by any compensation you earn following the Separation Date.

4. EXPENSE REIMBURSEMENT. No later than July 30, 2004, you shall submit all final documented expense reimbursement statements reflecting all business expenses you incurred prior to June 30, 2004, if any, for which you seek reimbursement. The Company shall reimburse your expenses pursuant to Company policy and its regular business practices.

5. OTHER COMPENSATION AND BENEFITS. On or before June 30, 2004, you will be paid all accrued salary earned through that date. Your right to exercise any vested stock options shall be controlled by the specific terms of the relevant stock option grant(s), stock option agreement(s), and Company stock option plan(s). Except as expressly provided herein, you acknowledge and agree that you are not entitled to and will not receive any additional compensation, severance, stock options, stock, equity or equity rights, pay, vacation or paid time off pay, or benefits from the Company.

6. COBRA. To the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, you will be eligible to continue your health insurance benefits after the Separation Date. The Company will pay the cost of COBRA medical insurance for you and your family on the same terms as you currently enjoy for the period of six (6) months following the Separation Date. Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish. You will be provided with a separate notice of your COBRA rights.

7. RETURN OF COMPANY PROPERTY. On or before June 30, 2004, you shall return to the Company all Company documents (and all copies thereof) and other Company property that you have had in your possession at any time, including, but not limited to, Company files, notes, notebooks, memoranda, correspondence drawings, books and records, plans and forecasts, financial information, personnel information, sales and marketing information, research and development information, specifications, computer-recorded information, tangible property, credit cards, entry cards, equipment, identification badges and keys, and any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof).

8. PROPRIETARY INFORMATION OBLIGATIONS. You hereby acknowledge that you have had access to confidential and proprietary information and trade secrets of the Company in connection with your relationship therewith. You hereby acknowledge that such information includes, but is not limited to: (a) inventions, developments, designs, applications, improvements, trade secrets, formulae, know-how, methods or processes, discoveries, techniques, plans, strategies and data (hereinafter “Inventions”); and (b) plans for research, development, new products, marketing and selling, information regarding business plans, budgets and unpublished financial statements, licenses, prices and costs, information concerning potential and existing suppliers and customers and information regarding the skills and compensation of employees of the Company (collectively, with Inventions, hereinafter referred to as “Proprietary Information”). In view of the foregoing, you hereby agree, warrant and acknowledge that:

(a) You will surrender and deliver to the Company all documents, notes, laboratory notebooks, drawings, specifications, calculations, sequences, data and other materials of any nature pertaining to your work with the Company, and any documents or data of any description (or any reproduction of any documents or data) containing or pertaining to any of the foregoing Proprietary Information.

(b) You have held and will continue to hold in confidence and trust all Proprietary Information and shall not use or disclose any Proprietary Information or anything related to such information without the prior written consent of the Company.

(c) You have assigned to the Company your entire right, title and interest in and to any and all Inventions (and all proprietary rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made, conceived of, reduced to practice, or learned, by you, either alone or jointly with others, during the course of your relationship with the Company.

(d) You will assist the Company in every proper way to obtain, and from time to time enforce, United States and foreign proprietary rights relating to Inventions in any and all countries. To that end you will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such proprietary rights and the assignment thereof. In addition, you will execute, verify and deliver assignments of such proprietary rights to the Company or its designee. Your obligation to assist the Company with respect to proprietary rights relating to such Inventions in any and all countries shall continue beyond the termination of your employment, but the Company shall compensate you at a reasonable rate after your termination for the time actually spent by you at the Company’s request on such assistance.

(e) In the event the Company is unable for any reason, after reasonable effort, to secure your signature on any document needed in connection with the actions specified in the preceding paragraph, you hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as your agents and attorneys in fact, which appointment is coupled with an interest, to act for and in your behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by you. You hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which you now or may hereafter have for infringement of any proprietary rights assigned hereunder to the Company.

(f) Your breach of the foregoing agreements and acknowledgments will result in unique and special harm to the Company and therefore the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

(g) You acknowledge your continuing obligation to comply with any proprietary information and inventions agreement (“PIIA”) between you and the Company, both before and after the Separation Date. You represent that you have not violated and will not violate the PIIA prior to the Effective Date.

9. NONDISPARAGEMENT. You and the Company agree that each will not at any time disparage the other (including the Company’s officers, directors, employees, shareholders and agents), in any manner likely to be harmful to the other or the other’s business, business reputation or personal reputation; provided that each shall respond accurately and fully to any questions, inquiry or request for information when required by legal process.

10. CONFIDENTIALITY. The provisions of this Separation Agreement shall be held in strictest confidence and shall not be publicized or disclosed in any manner whatsoever. Notwithstanding the prohibition in the preceding sentence: (a) you may disclose this Separation Agreement, in confidence, to your immediate family; (b) the parties may disclose this Separation Agreement in confidence to their attorneys, accountants, auditors, tax preparers, and financial advisors; and (c) the Company may disclose this Separation Agreement as necessary to complete any sale transaction and to comply with any reporting requirements; and (d) the parties may disclose this Separation Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law.

11. RELEASE OF CLAIMS. In exchange for the promises and covenants set forth herein, you hereby release, acquit, and forever discharge the Company, its parents and subsidiaries, and their officers, directors, agents, servants, employees, attorneys, shareholders, partners, successors, assigns, affiliates, customers, and clients of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, acts, or conduct at any time prior to the Effective Date, including, but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with your employment with the Company, the termination of that employment, and the Company’s performance of its obligations as your former employer; claims or demands related to salary, bonuses, commissions, stock, stock options, the issuance or re-purchase of restricted stock, put rights, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any form of compensation; claims pursuant to any federal, state or local law or cause of action including, but not limited to, the California Fair Employment and Housing Act; the federal Civil Rights Act of 1964, as amended; the federal Age Discrimination in Employment Act (“ADEA”), as amended; the federal Americans With Disabilities the Employee Retirement Income Security Act; tort law; contract law; wrongful discharge; discrimination; harassment; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing.

12. ADEA. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under ADEA. You also acknowledge that the consideration given for the waiver in the above paragraph is in addition to anything of value to which you were already entitled. You are advised by this writing, as required by the ADEA that: (a) your waiver and release do not apply to any claims that may arise after you sign this Separation Agreement; (b) You should consult with an attorney prior to executing this release; (c) You have twenty-one (21) days within which to consider this release (although you may choose to voluntarily execute this release earlier); (d) You have seven (7) days following the execution of this release to revoke the Separation Agreement; and (e) this Separation Agreement will not be effective until the eighth day after this Separation Agreement has been signed both by you and by the Company and the revocation period has expired (the “Effective Date”).

13. SECTION 1542 WAIVER. In giving the releases herein, which includes claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the Civil Code of the State of California which reads as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

You hereby expressly waive and relinquish all rights and benefits under this section and any law or legal principle of similar effect in any jurisdiction with respect to claims released hereby.

14. NO ADMISSIONS. The parties hereto hereby acknowledge that this is a compromise settlement of various matters, and it shall not be construed to be an admission of any liability or obligation by either party to the other party or to any other person whomsoever.

15. ARBITRATION. To ensure rapid and economical resolution of any disputes which may arise under this Separation Agreement, you and the Company agree that any and all disputes or controversies of any nature whatsoever, arising from or regarding the interpretation, performance, enforcement or breach of this Separation Agreement shall be resolved by confidential, final and binding arbitration (rather than trial by jury or court or resolution in some other forum). Any arbitration proceeding pursuant to this Separation Agreement shall be conducted by the Judicial Arbitration & Mediation Service (“JAMS”) in San Diego, California, under the then-existing JAMS rules.

16. ENTIRE AGREEMENT. This Separation Agreement, including all exhibits, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to the subject matter hereof. This Separation Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and supercedes any such promises or representations. This Separation Agreement may not be modified except in a writing signed by you and a duly authorized officer of the Company. Each party has carefully read this Separation Agreement, has been afforded the opportunity to be advised of its meaning and consequences by his or its respective attorneys, and signed the same of his or its free will.

17. SUCCESSORS AND ASSIGNS. This Separation Agreement shall bind the heirs, personal representatives, successors, assigns, executors, and administrators of each party, and inures to the benefit of each party, its agents, directors, officers, employees, servants, heirs, successors and assigns.

18. APPLICABLE LAW. This Separation Agreement shall be deemed to have been entered into and shall be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California.

19. SEVERABILITY. If a court, arbitrator, or other authority of competent jurisdiction determines that any term or provision of this Separation Agreement is invalid or unenforceable, in whole or in part, then the remaining terms and provisions hereof shall be unimpaired, and the invalid or unenforceable term or provision shall be replaced with a valid and enforceable term or provision that most accurately represents the parties’ intention with respect to the invalid or unenforceable term or provision.

20. AUTHORITY. You warrant and represent that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein and that you are duly authorized to give the release granted herein.

21. COUNTERPARTS. This Separation Agreement may be executed in two counterparts, each of which shall be deemed an original, all of which together shall constitute one and the same instrument.

22. SECTION HEADINGS. The section and paragraph headings contained in this Separation Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Separation Agreement.

Sincerely,

VICAL INCORPORATED

/s/ Vijay B. Samant
Vijay B. Samant
President and Chief Executive Officer

HAVING READ AND UNDERSTOOD THE FOREGOING, I HEREBY AGREE TO THE TERMS AND CONDITIONS STATED ABOVE.

/s/ Alan E. Dow	Dated: June 30, 2004
Alan E. Dow, Ph.D.